Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-187053) of The ExOne Company and Subsidiaries (formerly The Ex One Company, LLC and Subsidiaries) of our report dated March 20, 2014, relating to the consolidated financial statements of The ExOne Company and Subsidiaries, which appears in this Form 10-K.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania

March 20, 2014